NEWS RELEASE

Cliffs Natural Resources Inc. Reports Fourth-Quarter
and Full-Year 2016 Results

•	Fourth-quarter Net Income of $81 million and Earnings of $0.42 per diluted share from continuing operations

•	Fourth-quarter Adjusted EBITDA[1] of $174 million

•	Full-year Net Income of $199 million and Earnings of $0.97 per diluted share from continuing operations

•	Full-year Adjusted EBITDA[1] of $374 million

CLEVELAND—February 9, 2017—Cliffs Natural Resources Inc. (NYSE: CLF) today reported fourth-quarter and full-year results for the period ended December 31, 2016.

Fourth-quarter 2016 consolidated revenues of $754 million increased 58 percent from the prior year's fourth-quarter revenues of $476 million. As a result of increased volumes sold, cost of goods sold increased by 32 percent to $573 million compared to $433 million reported in the fourth quarter of 2015.

For the fourth quarter of 2016, the Company recorded net income of $81 million compared to a net loss of $58 million recorded in the prior-year quarter. The Company recorded net income attributable to Cliffs' common shareholders of $79 million, compared to a net loss attributable to Cliffs' common shareholders of $60 million recorded in the fourth quarter of 2015.

For the fourth-quarter of 2016, adjusted EBITDA1 was $174 million, compared to $76 million in the fourth quarter of 2015.

	Adjusted EBITDA[1] by Segment (in millions)
	U.S. Iron Ore	Asia Pacific Iron Ore	Corporate/ Other	Total

Q4 2016 Adjusted EBITDA[1] (in millions)	$151.0	$59.7	$(36.9)	$173.8
YTD 2016 Adjusted EBITDA[1] (in millions)	$359.6	$132.9	$(119.0)	$373.5

Full-Year Consolidated Results
Full-year 2016 consolidated revenues of $2.1 billion increased 5 percent from the prior year's revenues of $2.0 billion. Cost of goods sold decreased by 3 percent to $1.7 billion compared to $1.8 billion reported in 2015.

For the full-year 2016, the Company recorded net income of $199 million compared to a net loss of $748 million recorded in the prior year. The Company recorded full-year net income attributable to Cliffs' common shareholders of $174 million, compared to a net loss attributable to Cliffs' common shareholders of $788 million, recorded in 2015.

For the full-year 2016, adjusted EBITDA1 was $374 million, compared to $293 million in 2015.

Lourenco Goncalves, Chairman, President and Chief Executive Officer, said: “2016 was the year in which we finalized the execution of the operational, commercial and financial actions necessary to ensure Cliffs will have a great future. Among the actions accomplished last year are several new sales agreements entered with clients, including the renewal of our long-term supply contract with our largest customer, and a number of capital markets transactions that were successfully executed to reduce debt and extend our maturity runway.” Mr. Goncalves added: “Despite the undeniable fact that the underlying business environment was far from ideal during almost all of 2016, the environmentally compliant and safety oriented performance of the Cliffs teams in the United States and in Australia resulted in a very profitable year with strong cash flow generation.” Mr. Goncalves concluded: “We are excited about Cliffs and about our future. A much more favorable business environment in the U.S. and a newly adopted rational behavior in the international iron ore market support the work we have done internally in our company. With a much lower debt profile and extended maturities, and several new and more favorable commercial agreements that we put in place in 2016, we expect Cliffs to deliver strong and sustainable results in 2017.”

Reporting Matters
Given that the Company anticipates running its mines at full capacity going forward, Cliffs will provide more simplified disclosures with respect to reporting operating cost performance at its two business units. Accordingly, the Company will no longer separate cash cost of goods sold and operating expense rate into "cash production cost per ton" and "non-production cash cost per ton." Idle cost was a significant component of non-production cash cost in 2015 and 2016.

U.S. Iron Ore

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Volumes - In Thousands of Long Tons
Total sales volume	6,881	4,501	18,224	17,292
Total production volume	4,923	4,340	15,982	19,317
Sales Margin - In Millions
Revenues from product sales and services	$579.0	$372.9	$1,554.5	$1,525.4
Cost of goods sold and operating expenses	453.0	323.5	1,278.8	1,298.3
Sales margin	$126.0	$49.4	$275.7	$227.1
Sales Margin - Per Long Ton
Revenues from product sales and services*	$73.86	$74.23	$75.71	$79.12

Cash cost of goods sold and operating expense rate[2]	52.80	57.19	55.97	60.27
Depreciation, depletion and amortization	2.75	6.07	4.61	5.72
Cost of goods sold and operating expenses*	55.55	63.26	60.58	65.99
Sales margin	$18.31	$10.97	$15.13	$13.13

*Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues and expenses also exclude venture partner cost reimbursements.

U.S. Iron Ore pellet sales volume in the fourth quarter of 2016 was 6.9 million long tons, a 53 percent increase when compared with 4.5 million long tons sold in the fourth quarter of 2015. The increase was a result of improved steel market conditions driving increased pellet demand and new customer arrangements in 2016.

Cash cost of goods sold and operating expense rate2 in U.S. Iron Ore was $52.80 per long ton, down 8 percent from $57.19 per long ton in the prior year's fourth quarter. The decrease was driven by the absence of idle costs and a supplies inventory write-off that were incurred in the prior-year quarter, as well as a favorable asset retirement obligation adjustment.

Asia Pacific Iron Ore

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Volumes - In Thousands of Metric Tons
Total sales volume	2,937	2,917	11,642	11,627
Total production volume	3,264	3,068	11,839	11,722
Sales Margin - In Millions
Revenues from product sales and services	$175.0	$103.1	$554.5	$487.9
Cost of goods sold and operating expenses	119.5	109.2	440.9	478.5
Sales margin	$55.5	$(6.1)	$113.6	$9.4
Sales Margin - Per Metric Ton
Revenues from product sales and services*	$57.30	$33.73	$45.85	$39.93

Cash cost of goods sold and operating expense rate[2]	36.40	33.70	33.94	36.95
Depreciation, depletion and amortization	2.01	2.13	2.16	2.18
Cost of goods sold and operating expenses*	38.41	35.83	36.10	39.13
Sales margin	$18.89	$(2.10)	$9.75	$0.80

*Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.

Fourth-quarter 2016 Asia Pacific Iron Ore sales volume of 2.9 million metric tons increased 1 percent from the prior-year quarter due primarily to the size of vessel shipments.

Cash cost of goods sold and operating expense rate2 in Asia Pacific Iron Ore was $36.40 per metric ton in the fourth quarter of 2016, an 8 percent increase from $33.70 in the prior-year quarter. The increase was attributable to higher royalties and an unfavorable exchange rate compared to the prior-year quarter. The change was also driven by increased mining and haulage costs as market conditions allowed the operating footprint to expand.

Other Income Statement Items
Cliffs' fourth-quarter 2016 SG&A expenses were $36 million. This represents a 29 percent increase when compared to the fourth-quarter 2015 expenses of $28 million. The increase was driven primarily by higher incentive compensation due to stronger results. The increase was also driven by spending related to the research and development of alternative iron products, which is classified as SG&A.

Cliffs' net interest expense during the fourth quarter was $44 million, a 27 percent decrease when compared to the fourth-quarter 2015 expense of $60 million, as a result of numerous liability management activities executed by the Company during 2016. The Company noted that of the $44 million expense, $36 million was a cash expense and the remainder is considered non-cash.

Debt and Cash Flow
Total debt at the end of the fourth quarter of 2016 was $2.2 billion, versus $2.7 billion at the end of the fourth quarter of 2015. Fourth quarter cash and cash equivalents totaled $323 million, compared to $285 million at the end of the fourth quarter of 2015.

At the end of the fourth quarter of 2016, Cliffs had net debt3 of $1.8 billion, compared to $2.4 billion of net debt3 at the end of the fourth quarter of 2015.

Capital expenditures during the quarter were $23 million, in line with the prior-year quarter. Full-year 2016 capital expenditures were $69 million, a 15 percent reduction compared to $81 million in the prior year.

Cliffs also reported depreciation, depletion and amortization of $27 million in the fourth quarter of 2016.

Outlook
In 2017, Cliffs expects to generate $510 million of net income and $850 million of adjusted EBITDA1. This expectation is based on the assumption that iron ore and steel prices will average levels consistent with the full month of January throughout 2017. In future quarters, Cliffs anticipates continuing to update 2017 net income and adjusted EBITDA1 guidance.

Segment Outlook
Consistent with the SEC's recent guidance on the presentation of non-GAAP financial measures, the Company will be taking a more robust approach to reconciling its non-GAAP measures. Cliffs will begin providing guidance for cost of goods sold and operating expense rate including freight and venture partner's cost reimbursements, which have offsetting amounts in revenue and have no impact on sales margin. In the 2017 outlook summary below, a reconciliation to cash costs of goods sold and operating expense rate2 is provided for Cliffs' two business segments, consistent with how guidance was previously shown.

	2017 Outlook Summary
Per Sales Ton Information	U.S. Iron Ore (A)	Asia Pacific Iron Ore (B)
Cost of goods sold and operating expense rate	$70 - $75	$37 - $42
Less:
Freight and venture partner's cost reimbursements expense rate (C)	$11	$2
Depreciation, depletion & amortization rate	$4	$1
Cash cost of goods sold and operating expense rate[2]	$55 - $60	$34 - $39

Sales volume (million tons)	19.0	11.5
Production volume (million tons)	19.0	11.5
(A) U.S. Iron Ore tons are reported in long tons of pellets.
(B) Asia Pacific Iron Ore tons are reported in metric tons of lump and fines.
(C) The freight and venture partners' cost reimbursements have offsetting amounts in revenue and have no impact on sales margin.

U.S. Iron Ore Outlook (Long Tons)
As previously disclosed, for 2017, Cliffs expects full-year sales and production volumes of approximately 19 million long tons from its U.S. Iron Ore business. This compares to 18.2 million long tons of sales and 16.0 million long tons of production in 2016.

Cliffs' full-year 2017 U.S. Iron Ore cash cost of goods sold and operating expense2 expectation is $55 - $60 per long ton, which compares to $56 per long ton for the full-year 2016.

Asia Pacific Iron Ore Outlook (Metric Tons, F.O.B. the port)
Cliffs' full-year 2017 Asia Pacific Iron Ore expected sales and production volume is approximately 11.5 million tons. The product mix is expected to contain 50 percent lump ore and 50 percent fines.

Based on a full-year average exchange rate of $0.75 U.S. Dollar to Australian Dollar, Cliffs' full-year 2017 cash cost of goods sold and operating expense2 expectation is $34 - $39 per metric ton, which compares to $34 per metric ton for the full-year 2016. The increase in range is attributable to higher expected royalties and increased mining and haulage costs as market conditions have allowed the operating footprint to expand.

SG&A Expenses and Other Expectations
Full-year 2017 SG&A expenses are expected to be approximately $100 million, an $18 million reduction from the full-year 2016 expense. Cliffs also notes that of the $100 million expectation, approximately $25 million is considered non-cash.

The Company's full-year 2017 interest expense is expected to be approximately $175 million, compared to $201 million recorded in 2016. Consolidated full-year 2017 depreciation, depletion and amortization is expected to be approximately $100 million.

Capital Budget Update
Cliffs expects full-year 2017 capital expenditures to be $105 million, which includes approximately $40 million related to the completion of the Mustang Project at the United Taconite mine.

Conference Call Information
Cliffs Natural Resources Inc. will host a conference call this morning, February 9, 2017, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.cliffsnaturalresources.com.
About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is a leading mining and natural resources company. Founded in 1847, Cliffs Natural Resources Inc. is recognized as the largest and oldest independent iron ore mining company in the United States. The Company is a major supplier of iron ore pellets to the North American steel industry from its mines and pellet plants located in Michigan and Minnesota. Cliffs also operates an iron ore mining complex in Western Australia. Driven by the core values of safety, social, environmental and capital stewardship, Cliffs' employees endeavor to provide all stakeholders operating and financial transparency.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this release, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Uncertainties and risk factors that could affect Cliffs’ future performance and cause results to differ from the forward-looking statements in this release include, but are not limited to: uncertainty and weaknesses in global economic conditions, including downward pressure on prices caused by oversupply or imported products, the impact of any reduced barriers to trade, the outcomes of recently filed and forthcoming trade cases, reduced market demand and any change to the economic growth rate in China; continued volatility of iron ore and steel prices and other trends, including the supply approach of the major iron ore producers, affecting our financial condition, results of operations or future prospects, specifically the impact of price-adjustment factors on our sales contracts; our level of indebtedness could limit cash flow available to fund working capital, capital expenditures, acquisitions and other general corporate purposes or ongoing needs of our business; availability of capital and our ability to maintain adequate liquidity; our ability to successfully conclude the CCAA process in a manner that minimizes cash outflows and associated liabilities; the impact of our customers reducing their steel production due to increased market share of steel produced using other methods or lighter-weight steel alternatives; uncertainty relating to restructurings in the steel industry and/or affecting the steel industry; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; our ability to reach agreement with our customers regarding any modifications to sales contract provisions, renewals or new arrangements; our actual levels of capital spending; our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele; our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; our ability to cost-effectively achieve planned production rates or levels; our ability to successfully identify and consummate any strategic investments or development projects; changes in sales volume or mix; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; our ability to maintain appropriate relations with unions and employees; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; risks related to international operations; and the potential existence of significant deficiencies or material weakness in our internal control over financial reporting.
For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2015. You are urged to carefully consider these risk factors.
SOURCE: Cliffs Natural Resources Inc.

MEDIA CONTACT:	INVESTOR CONTACT:
Patricia Persico Director, Global Communications (216) 694-5316	Paul Finan Director, Investor Relations (216) 694-6544

FINANCIAL TABLES FOLLOW
###

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$676.5	$432.5	$1,913.5	$1,832.4
Freight and venture partners' cost reimbursements	77.5	43.5	195.5	180.9
	754.0	476.0	2,109.0	2,013.3
COST OF GOODS SOLD AND OPERATING EXPENSES	(572.5)	(432.7)	(1,719.7)	(1,776.8)
SALES MARGIN	181.5	43.3	389.3	236.5
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(36.0)	(27.8)	(117.8)	(110.0)
Impairment of goodwill and other long-lived assets	—	—	—	(3.3)
Miscellaneous - net	(13.8)	9.0	(30.7)	28.1
	(49.8)	(18.8)	(148.5)	(85.2)
OPERATING INCOME	131.7	24.5	240.8	151.3
OTHER INCOME (EXPENSE)
Interest expense, net	(44.3)	(60.3)	(200.5)	(228.5)
Gain on extinguishment/restructuring of debt	2.2	—	166.3	392.9
Other non-operating income (expense)	—	0.4	0.4	(2.6)
	(42.1)	(59.9)	(33.8)	161.8
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY LOSS FROM VENTURES	89.6	(35.4)	207.0	313.1
INCOME TAX BENEFIT (EXPENSE)	10.5	0.6	12.2	(169.3)
EQUITY LOSS FROM VENTURES, net of tax	—	—	—	(0.1)
INCOME (LOSS) FROM CONTINUING OPERATIONS	100.1	(34.8)	219.2	143.7
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(19.3)	(23.1)	(19.9)	(892.1)
NET INCOME (LOSS)	80.8	(57.9)	199.3	(748.4)
INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1.7)	(2.4)	(25.2)	(0.9)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$79.1	$(60.3)	$174.1	$(749.3)
PREFERRED STOCK DIVIDENDS	—	—	—	(38.4)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS	$79.1	$(60.3)	$174.1	$(787.7)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$0.43	$(0.24)	$0.98	$0.63
Discontinued operations	(0.08)	(0.15)	(0.10)	(5.77)
	$0.35	$(0.39)	$0.88	$(5.14)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$0.42	$(0.24)	$0.97	$0.63
Discontinued operations	(0.08)	(0.15)	(0.10)	(5.76)
	$0.34	$(0.39)	$0.87	$(5.13)
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	231,273	153,278	197,659	153,230
Diluted	234,640	153,278	200,145	153,605

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	December 31,
	2016	2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$323.4	$285.2
Accounts receivable, net	128.7	40.2
Inventories	178.4	329.6
Supplies and other inventories	91.4	110.4
Loans to and accounts receivables from the Canadian Entities	48.6	72.9
Insurance coverage receivable	—	93.5
Other current assets	54.1	50.9
TOTAL CURRENT ASSETS	824.6	982.7
PROPERTY, PLANT AND EQUIPMENT, NET	984.4	1,059.0
OTHER NON-CURRENT ASSETS	114.9	93.8
TOTAL OTHER ASSETS	114.9	93.8
TOTAL ASSETS	$1,923.9	$2,135.5
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$107.6	$106.3
Accrued employment costs	56.1	53.0
State and local taxes payable	28.3	35.2
Accrued expenses	41.1	32.4
Accrued interest	40.2	53.3
Accrued royalties	26.2	17.3
Contingent liabilities	0.2	96.5
Insured loss	—	93.5
Other current liabilities	91.4	94.2
TOTAL CURRENT LIABILITIES	391.1	581.7
TOTAL POSTEMPLOYMENT BENEFIT LIABILITIES	280.5	221.0
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	193.9	231.2
LONG-TERM DEBT	2,175.1	2,699.4
OTHER LIABILITIES	213.8	213.8
TOTAL LIABILITIES	3,254.4	3,947.1
EQUITY
CLIFFS SHAREHOLDERS' DEFICIT	(1,464.3)	(1,981.4)
NONCONTROLLING INTEREST	133.8	169.8
TOTAL DEFICIT	(1,330.5)	(1,811.6)
TOTAL LIABILITIES AND DEFICIT	$1,923.9	$2,135.5

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Year Ended December 31,
	2016	2015
OPERATING ACTIVITIES
Net income (loss)	$199.3	$(748.4)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	115.4	134.0
Impairment of goodwill and other long-lived assets	—	76.6
Deferred income taxes	—	159.8
Changes in deferred revenue and below-market sales contracts	(20.5)	(42.6)
Gain on extinguishment/restructuring of debt	(166.3)	(392.9)
Loss on deconsolidation, net of cash deconsolidated	17.5	668.3
Loss (gain) on sale of North American Coal mines	(2.1)	(9.3)
Other	32.6	113.0
Changes in operating assets and liabilities:
Receivables and other assets	43.2	369.1
Product inventories	157.8	(62.0)
Payables and accrued expenses	(73.9)	(227.7)
Net cash provided by operating activities	303.0	37.9
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(69.1)	(80.8)
Investments in DIP and pre-petition financing	(1.5)	(14.0)
Proceeds from DIP and pre-petition financing	8.3	—
Proceeds (uses) from sale of North American Coal mines	3.6	(15.2)
Other investing activities	0.8	6.8
Net cash used in investing activities	(57.9)	(103.2)
FINANCING ACTIVITIES
Net proceeds from issuance of common shares	287.4	—
Proceeds from first lien notes offering	—	503.5
Debt issuance costs	(5.2)	(33.6)
Borrowings under credit facilities	105.0	309.8
Repayment under credit facilities	(105.0)	(309.8)
Repayments of equipment loans	(95.6)	(45.4)
Repurchase of debt	(305.4)	(225.9)
Contributions by joint ventures, net	(3.2)	0.1
Distributions of partnership equity	(59.9)	(40.6)
Preferred stock dividends	—	(51.2)
Other financing activities	(24.5)	(45.9)
Net cash provided (used) by financing activities	(206.4)	61.0
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(0.5)	(1.4)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	38.2	(5.7)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	285.2	290.9
CASH AND CASH EQUIVALENTS AT END OF YEAR	$323.4	$285.2

1 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA RESULTS
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and adjusted EBITDA on both a consolidated basis and on a segment basis, which are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)		(In Millions)
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net Income (Loss)	$80.8	$(57.9)	$199.3	$(748.4)
Less:
Interest expense, net	(44.3)	(60.7)	(200.5)	(231.4)
Income tax benefit (expense)	10.5	4.0	12.2	(163.3)
Depreciation, depletion and amortization	(26.5)	(34.9)	(115.4)	(134.0)
EBITDA	$141.1	$33.7	$503.0	$(219.7)

Less:
Gain on extinguishment/restructuring of debt	2.2	—	166.3	392.9
Impact of discontinued operations	(19.3)	(26.1)	(19.9)	(892.0)
Foreign exchange remeasurement	(15.6)	1.1	(16.8)	16.3
Severance and contractor termination costs	—	(0.9)	(0.1)	(10.2)
Supplies inventory write-off	—	(16.3)	—	(16.3)
Impairment of goodwill and other long-lived assets	—	—	—	(3.3)
Adjusted EBITDA	173.8	75.9	373.5	292.9

NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA OUTLOOK

(In Millions)
Year Ending December 31,
2017
Net Income (Loss)	$510.0
Less:
Interest expense, net	(175.0)
Income tax benefit (expense)	(65.0)
Depreciation, depletion and amortization	(100.0)
EBITDA	$850.0

Less:
Adjustments*	$—
Adjusted EBITDA	$850.0
*Adjustments to EBITDA are unpredictable by nature and thus cannot be forecasted.

2 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION EXPLANATIONS
The Company presents cash cost of goods sold and operating expense rate per long/metric ton, which is a non-GAAP financial measure that management uses in evaluating operating performance. Cliffs believes the presentation of non-GAAP cash cost of goods sold and operating expenses is useful to investors because it excludes depreciation, depletion and amortization, which are non-cash, and freight and venture partners' cost reimbursements, which have no impact on sales margin, thus providing a more accurate view of the cash outflows related to the sale of iron ore. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. Below is a reconciliation in dollars of this non-GAAP measure to our consolidated financial statements for the three months and years ended December 31, 2016 and 2015.

	(In Millions)
	Three Months Ended December 31,			Three Months Ended December 31,
	2016			2015
	U.S. Iron Ore	Asia Pacific Iron Ore	Total	U.S. Iron Ore	Asia Pacific Iron Ore	Total
Cost of goods sold and operating expenses	$(453.0)	$(119.5)	$(572.5)	$(323.5)	$(109.2)	$(432.7)
Less:
Freight and reimbursements	(70.8)	(6.7)	(77.5)	(38.8)	(4.7)	(43.5)
Depreciation, depletion & amortization	(18.9)	(5.9)	(24.8)	(27.3)	(6.2)	(33.5)
Cash cost of goods sold and operating expenses	$(363.3)	$(106.9)	$(470.2)	$(257.4)	$(98.3)	$(355.7)

	(In Millions)
	Year Ended December 31,			Year Ended December 31,
	2016			2015
	U.S. Iron Ore	Asia Pacific Iron Ore	Total	U.S. Iron Ore	Asia Pacific Iron Ore	Total
Cost of goods sold and operating expenses	$(1,278.8)	$(440.9)	$(1,719.7)	$(1,298.3)	$(478.5)	$(1,776.8)
Less:
Freight and reimbursements	(174.8)	(20.7)	(195.5)	(157.3)	(23.6)	(180.9)
Depreciation, depletion & amortization	(84.0)	(25.1)	(109.1)	(98.9)	(25.3)	(124.2)
Cash cost of goods sold and operating expenses	$(1,020.0)	$(395.1)	$(1,415.1)	$(1,042.1)	$(429.6)	$(1,471.7)

3 NET DEBT RECONCILIATION

Net debt is a non-GAAP financial measure that management uses in evaluating financial position. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. Net debt is defined as long-term debt plus the current portion of short term debt, less cash and cash equivalents and undiscounted interest. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below.

	(In Millions)
	December 31, 2016	December 31, 2015
Long-term debt	$2,175.1	$2,699.4
Short-term debt and current portion of long-term debt	17.5	—
Total Debt	$2,192.6	$2,699.4
Less:
Cash and cash equivalents	323.4	285.2
Undiscounted interest	65.7	—
Net Debt	$1,803.5	$2,414.2